Exhibit 16

June 17, 2022

U.S. Securities and Exchange Commission

450 Fifth Street N.W.

Washington, DC 20549

RE: Mass Megawatts Wind Power Inc, Inc.

We have read the statements under the Changes In and Disagreements with Accountants on Accounting and Financial Disclosure section of item 4.01 in the Form 8-K to be filed with the Securities and Exchange Commission. We agree with statements pertaining to us.

MaloneBailey, LLP

www.malonebailey.com

Houston, Texas